# CONSULTING AGREEMENT

**THIS CONSULTING AGREEMENT** ("Agreement") is made effective as of September 9, 2014 ("Effective Date"), by and between **Richfield Oil & Gas Company**, a Nevada corporation ("Company"), with offices located at 175 So. Main, Suite 900, Salt Lake City, UT 84111, **DCHewitt, L.L.C**, a Utah limited liability company with offices at 1775 E. Stone Ridge Drive, Bountiful, UT 84010 ("Consultant"), and **Douglas C. Hewitt, Sr.** ("Hewitt"), with an address at 1775 E. Stone Ridge Drive, Bountiful, UT 84010.

## RECITALS

WHEREAS, Hewitt's employment with Company terminated as of the Effective Date; and

WHEREAS, Company desires to engage Consultant to advise and assist Company's Management with respect to current or future business opportunities and activities in the State of Utah; and

WHEREAS, Consultant desires to accept this engagement upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, Company, Consultant and Hewitt agree as follows:

## AGREEMENT

1. Hiring of Consultant; Personal Services of Hewitt. Company hereby hires Consultant to review both current and future opportunities for Company in the State of Utah, as specifically requested from time to time, including but not limited to (i) identifying and reviewing acquisitions or divestitures, (ii) consulting on exploration, drilling or other operations with respect to Company's properties and (iii) identifying and procuring drilling partners. In performing all duties specifically requested by Company under this Agreement, Consultant will serve only as an independent contractor. Company and Consultant understand and agree, however, that Consultant will at all times during the term of this Agreement utilize and make available to Company the personal services, contacts and expertise of Hewitt, the Managing Member of Consultant, to perform or personally supervise all duties to be performed at the specific request of Company under this Agreement. Consultant and Hewitt expressly acknowledge that Hewitt is not an employee of Company and that nothing contained in this Agreement will be construed as an offer of employment nor confer any benefits of employment upon Hewitt.

2. Term. The term ("Term") of this Agreement will commence on the Effective Date and will be in force for a period of three (3) years thereafter, unless sooner terminated as set forth in Paragraph 6 below.

3. Compensation. During the Term of this Agreement, Consultant will be entitled to receive as compensation, the sum of $25,000 per month ("Compensation"), payable in two equal installments of $12,500 each on or before the 15th and the end of each month. Consultant will be reimbursed at industry standard rates for its travel and out-of-pocket business expenses preauthorized by Company and directly related to the performance of the services specifically

requested by Company under this Agreement. Consultant will also be reimbursed by Company for health insurance premiums paid on behalf of Hewitt, his spouse and eligible children, based on supporting documentation acceptable to Company, up to a maximum amount of $2,000 per month ("Health Insurance Reimbursement"). Consultant and Hewitt will bear the full and sole responsibility of paying any and all taxes related to or assessed in connection with the Compensation and any Health Insurance Reimbursements paid to Consultant by Company.

Under the terms and conditions of Hewitt's prior employment agreement with Company ("Employment Agreement"), Hewitt was entitled to receive certain severance and other payments from Company in the event of the termination of his employment. Company, Consultant and Hewitt each understands, acknowledges and agrees that: (i) effective as of the Effective Date, this Agreement supersedes, replaces and vacates the Employment Agreement in its entirety, and (ii) Company's payments of the Compensation and the Health Insurance Reimbursement to Consultant constitute, and are accepted by Hewitt as, payment in full of all severance, termination and other payments or obligations of whatsoever kind or nature previously payable to Hewitt by Company as the result of the termination of Hewitt's employment.

4. Production Bonus. During the Term of this Agreement, Consultant will be eligible to receive a production bonus (the "Bonus") for each month that Company receives payments for the following average net monthly production levels in Utah, defined by US GAAP as net working interest less royalties, measured as barrels of oil equivalent per day ("BOE/D"). The determination of BOE will be based on local sales prices, with the numerator being the total monthly net proceeds actually received by Company from all sales of Utah produced oil, natural gas and liquids, and the denominator being the monthly weighted average net price received by Company for one barrel of Utah produced oil.

| Average Monthly Production | Monthly Bonus |
|---|---|
| 0-299 BOE/D | $ 0 |
| 300-999 BOE/D | $ 5,000 |
| 1,000-2,499 BOE/D | $20,000 |
| 2,500-4,999 BOE/D | $70,000 |
| 5,000+ BOE/D | $120,000 |

In the event that Consultant has earned a Bonus for a given calendar month, that Bonus will be paid to Consultant by Company not later than the twentieth (20th) day of the month immediately following the month in which payment for the production milestone set forth above was actually received by Company. By way of example, if Company receives actual payment for monthly weighted average net production in Utah of 2,700 BOE/D during the month of July, a Bonus of $70,000 would be due and payable to Consultant no later than August 20. Consultant will bear the full and sole responsibility for paying any and all taxes related to or assessed in connection with any Bonus paid by Company.

5. Covenants. Consultant and Hewitt expressly acknowledge that, in order to protect Company, and as a material inducement for Company to enter into this Agreement and to provide Consultant with the Compensation, Health Insurance Reimbursements and Bonus set forth in this Agreement, it is an essential condition of this Agreement that for so long as this Agreement remains in force and effect, neither Consultant nor Hewitt will:

a. directly or indirectly, for its or his own account or on behalf of any other person or as an employee, consultant, manager, agent, broker, stockholder, director or officer of a corporation, investor, owner, lender, partner, joint venturer, or otherwise pursue an opportunity or engage in any business which is then engaged, or proposes to engage, in the drilling or production of natural gas or oil within the State of Utah, unless Consultant or Hewitt has first offered this opportunity to Company in a signed, written document setting forth all material terms of the opportunity and Company has either (i) declined in writing to participate in the opportunity or (ii) failed to respond to Consultant or Hewitt within thirty (30) days.

b. make any disparaging statements about: (i) Company (including any negative statements about its business prospects or financial affairs) or (ii) any of Company's current or former officers, directors, employees, consultants or attorneys (including any negative statements concerning the abilities, expertise or veracity of any of these individuals).

c. solicit, attempt to solicit or entice away from Company's retention, any current employee or consultant of Company, or disrupt or interfere with, or attempt to disrupt or interfere with, Company's relationship with any of these individuals, with any Company operations or drill sites, with any provider of services or materials to Company or with any participant in any Company project, or cause, assist or facilitate any person or entity in taking any of these prohibited actions.

d. fail to fully cooperate with Company's remaining officers in facilitating an orderly termination of Hewitt's previous employment with Company in accordance with his written consent to the Resolutions adopted by Company's Board on September 9, 2014.

e. hold itself or himself out as an officer, director, manager, representative or agent of Company, execute or deliver any document or make any verbal commitments or comments to any person purporting or suggesting authority to bind Company in any manner whatsoever.

6. Termination of Agreement. This Agreement may be terminated by the parties at any time prior the expiration of its three year term as follows:

a. by Consultant, upon delivering written notice of termination to Company;

b. by Company, upon the death of Hewitt, a breach by Consultant or Hewitt of any of the covenants set forth in Paragraph 5 above, or in the event the merger of Company with Stratex Oil & Gas Holdings, Inc., has not been completed by September 8, 2015.

Upon a termination of this Agreement, Consultant's right to receive any Compensation, Health Insurance Reimbursements or Bonus under this Agreement will immediately cease, *provided* that in the event of a termination by reason of Hewitt's death, the monthly Compensation and Health Insurance Reimbursements will be paid by Company to Consultant for an additional period of four (4) months for the benefit of Hewitt's surviving spouse, if any.

7. Injunctive Relief. Consultant and Hewitt expressly acknowledge and agree that a breach by Consultant or Hewitt of the covenants set forth in Paragraph 5 above will cause Company irreparable injury and damage for which there is no adequate remedy available at law. Consultant and Hewitt further expressly acknowledge and agree that Company will be entitled, in addition to the termination of this Agreement and any remedies available at law, to injunctive or other equitable relief to prevent a breach, or continuing breach, of any provision of this Agreement by Consultant or Hewitt, without any requirement or showing that Company has suffered monetary damages from such breach.

8. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

10. Counterparts. This Agreement may be executed in two or more counterparts each bearing the signature of one or more of the parties, including electronically transmitted signatures, all of which taken together will comprise one and the same agreement.

*[Signatures follow on next page.]*

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

**COMPANY:**

**RICHFIELD OIL & GAS COMPANY**

By: ______________________
Michael A. Cederstrom
General Counsel and Corporate Secretary

**CONSULTANT:**

**DCHEWITT, L.L.C.**

By: ______________________
Douglas C. Hewitt, Sr.,
Managing Member

**HEWITT:**

______________________
Douglas C. Hewitt, Sr.